                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                                 Nordstrom, Inc.
--------------------------------------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)

Washington                                                            91-0515058
--------------------------------------------------------------------------------
(State of Incorporation or Organization)       (IRS Employer Identification No.)

1617 Sixth Avenue, Seattle, Washington                                    98101
--------------------------------------------------------------------------------
(Address of Principal Executive Offices)                              (Zip Code)

        If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X]

        If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

        Securities Act registration statement file number to which this form relates: ______________________ (if applicable).

        Securities to be registered pursuant to Section 12(b) of the Exchange
Act.

            Title Of Each Class                           Name Of Each Exchange On Which
            To Be So Registered                           Each Class Is To Be Registered

      Common Stock, without par value                        New York Stock Exchange
---------------------------------------------     -----------------------------------------------

---------------------------------------------     -----------------------------------------------

        Securities to be registered pursuant to Section 12(g) of the Exchange
Act.

                                       N/A
--------------------------------------------------------------------------------
                                (Title of Class)

                                       N/A
--------------------------------------------------------------------------------
                                (Title of Class)

                             INFORMATION REQUIRED IN
                             REGISTRATION STATEMENT

ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

Common Stock

        Registrant's Amended and Restated Articles of Incorporation authorize 250,000,000 shares of Common Stock, without par value. Holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of shareholders. Holders of Common Stock are entitled to receive ratably such dividends as may be legally declared by the Board of Directors. In the event of liquidation, dissolution or winding up of the registrant, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. All the outstanding shares of Common Stock are fully paid and nonassessable.

Shareholder meetings

        Under registrant's Bylaws (as amended and restated), registrant's shareholders may call a special meeting only upon the request of holders of at least 15% of the outstanding shares. Additionally, the Board of Directors and the Chairman of the Board of Directors may call special meetings of shareholders.

Requirements for advance notification of shareholder nominations and proposals

        Registrant's Bylaws (as amended and restated) establish advance notice procedures with respect to shareholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board of Directors or a committee thereof.

ITEM 2. EXHIBITS.

        N/A

                                   SIGNATURES

        Pursuant to the requirements of Section 12 of the Exchange Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.



                                                    NORDSTROM, INC.
                                         ---------------------------------------
                                                     (Registrant)


Date    June 2, 1999                By           /s/ Michael A. Stein
      -------------------------          ---------------------------------------
                                             Executive Vice President and
                                               Chief Financial Officer
                                                     (Signature)


                                       2